January 20, 2006

Essex Property Trust, Inc.
925 East Meadow Drive
Palo Alto, California 94304

Re:	Registration Statement on Form S-3, pertaining to the resale of up to 142,076 Shares of Common Stock

Ladies and Gentlemen:

We are acting as counsel to Essex Property Trust, a Maryland corporation (the “Company”), in connection with the offer and sale from time to time by certain selling stockholders (the “Selling Stockholders”), of up to 142,076 shares of the Company’s common stock, par value $0.0001 per share, that may be issued by the Company upon the exchange of certain outstanding partnership units of Essex Portfolio, L.P. (the “Operating Partnership”), on a one-for-one basis (the “Shares”).

The Shares are the subject of a Registration Statement (the “Registration Statement”) filed by the Company on Form S-3 under the Securities Act of 1933, as amended, on January 20, 2006. In our capacity as the Company’s counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

Based on the foregoing, it is our opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company, and the Shares, when issued, will be validly-issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the heading “Legal Matters” in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

Very truly yours,

/s/ Morrison & Foerster LLP